UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 13, 2013

Date of Report (Date of Earliest Event Reported)

PACWEST BANCORP

(Exact Name of Registrant as Specified in Charter)

DELAWARE	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Blvd., Suite 1640

Los Angeles, California 90067

(Address of Principal Executive Offices)(Zip Code)

(310) 286-1144

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.             Submission of Matters to a Vote of Security Holders.

On May 13, 2013, PacWest Bancorp (the “Company”) held its annual meeting of stockholders. The Company’s stockholders approved each of the three proposals detailed in the Company’s 2013 Proxy Statement.

Proposal 1

The election of the Company’s directors for the annual term expiring in 2014:

	For	Withhold	Broker Non-Vote
Mark N. Baker	30,668,314	196,624	2,548,307
Craig C. Carlson	30,672,364	192,574	2,548,307
Stephen M. Dunn	30,610,471	254,467	2,548,307
John M. Eggemeyer	25,752,970	5,111,968	2,548,307
Barry C. Fitzpatrick	30,566,988	297,950	2,548,307
George E. Langley	30,624,061	240,877	2,548,307
Susan E. Lester	30,671,374	193,564	2,548,307
Timothy B. Matz	30,608,739	256,199	2,548,307
Arnold W. Messer	30,659,434	205,504	2,548,307
Daniel B. Platt	30,617,713	247,225	2,548,307
John W. Rose	30,659,125	205,813	2,548,307
Robert A. Stine	25,719,978	5,144,960	2,548,307
Matthew P. Wagner	30,617,073	247,865	2,548,307

Proposal 2

Advisory vote on Executive Compensation:

			Broker
For	Against	Abstain	Non-Vote

30,043,410	714,662	106,866	2,548,307

Proposal 3

Ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013:

For	Against	Abstain

32,786,132	411,827	215,286

Item 8.01.             Other Events.

On May 14, 2013, PacWest Bancorp issued a press release disclosing it had received all necessary regulatory approvals for its acquisition of First California Financial Group, Inc. (“FCAL”) for $8.00 per FCAL common share, or approximately $231 million in aggregate consideration, payable in PacWest common stock.  PacWest expects the merger to close at close of business on May 31, 2013.  The press release announcing the regulatory approvals and expected closing date is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 14, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: May 15, 2013	By:	/s/ Lynn M. Hopkins
		Name:	Lynn M. Hopkins
		Title:	Executive Vice President & Corporate Secretary